Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction:
The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information presents the pro forma effects of the acquisition of Apex Crypto LLC (“Apex”) by Bakkt Holdings, Inc. (the “Company”) on April 1, 2023 (the “Acquisition”). Apex is a financial technology company with an integrated crypto trading platform that was wholly owned by Apex Fintech Solutions, Inc. (“AFS”).
The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statement and related notes of the Company and Apex. The pro forma statement of operations has been presented for information purposes only and is not necessarily indicative of what the Company’s statement of operations actually would have been had the Acquisition been completed as of the date indicated, nor does it purport to project the future operating results of the Company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Acquisition.
The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 gives pro forma effect of the Acquisition as if it had been consummated on January 1, 2022.
The pro forma statement of operations was prepared using the acquisition method of accounting under the provisions of ASC 805 (“ASC 805”) on the basis of the Company as the accounting acquirer and Apex as the accounting acquiree. Under the acquisition method of accounting, the purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed of Apex, based on their estimated acquisition-date fair values. These estimates are determined through established and generally accepted valuation techniques.
The following the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 are based on the historical financial statement of the Company and Apex, each as filed with the Securities and Exchange Commission (the “SEC”). The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2023

	Historical Financials
($ in millions, except share and per share data)	Bakkt (Historical Nine Months Ended 9/30/2023)	Apex (Historical Three Months Ended 3/31/2023)	Transaction Accounting Adjustments		Pro Forma Combined
Revenues:
Crypto services	$527.5	$445.1	$—		$972.6
Loyalty services, net	38.1	—	—		38.1
Total revenues	565.6	445.1	—		1,010.7
Operating expenses:
Crypto costs	521.6	440.6	—		962.2
Execution, clearing and brokerage fees	2.9	2.8	—		5.7
Compensation and benefits	85.8	1.5	0.3	AA	87.6
Professional services	7.2	—	—		7.2
Technology and communication	15.6	0.6	—		16.2
Selling, general and administrative	21.7	0.3	—		22.0
Acquisition-related expenses	17.1	—	—		17.1
Depreciation and amortization	10.8	0.1	0.5	BB	11.4
Related party expenses	3.1	—	—		3.1
Goodwill and intangible assets impairments	23.3	—	—		23.3
Impairment of long-lived assets	0.1	—	—		0.1
Restructuring expenses	4.5	—	—		4.5
Other operating expenses	1.2	—	—		1.2
Total operating expenses	715.0	445.9	0.8		1,161.7
Operating loss	(149.4)	(0.8)	(0.8)		(151.0)
Interest income, net	3.5	0.2	—		3.7
Loss from change in fair value of warrant liability	(0.9)	—	—		(0.9)
Other income, net	0.0	0.0	—		0.0
Loss before income taxes	(146.7)	(0.6)	(0.8)		(148.1)
Income tax (expense) benefit	(0.4)	0.2	(0.2)	CC	(0.4)
Net loss	(147.1)	$(0.4)	(1.0)		(148.5)
Less: Net loss attributable to noncontrolling interest	(99.0)		(0.3)	DD	(99.3)
Net loss attributable to Bakkt Holdings, Inc.	$(48.2)		$(0.7)		$(48.9)

Earnings per share
Weighted average shares outstanding of Class A common shares (basic)	87,726,210				89,750,487
Net loss per share (basic)	$(0.55)				$(0.55)

Weighted average shares outstanding of Class A common shares (diluted)	87,726,210				89,750,487
Net loss per share (diluted)	$(0.55)				$(0.55)

See Notes to Unaudited Pro Forma Condensed Combined Statement of Operations.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
1.Basis of Pro Forma Presentation
The unaudited pro forma condensed combined statement of operations has been prepared using the acquisition method of accounting with the Company as the acquiring entity. Under the acquisition method of accounting, the Company’s assets and liabilities will retain their carrying values and the assets and liabilities associated with Apex are recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, are recorded as goodwill. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements (“ASC 820”). In general, ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by the Company, who was determined to be the accounting acquirer.
ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
The pro forma adjustments represent management’s estimates based on information available as of the date of the filing of the condensed combined statement of operations and do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined. Further, estimated one-time transaction-related expenses incurred in connection with the consummation of the Acquisition are presented in the unaudited pro forma condensed combined statement of operations as if it was consummated on January 1, 2022.
The accompanying unaudited pro forma condensed combined statement of operations was prepared using the acquisition method of accounting in accordance with ASC 805 and are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Acquisition based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 presents the pro forma effect of the Acquisition as if it had been consummated on January 1, 2022.
2.Description of the Acquisition
Pursuant to the Apex Crypto LLC Membership Interest Purchase Agreement dated November 2, 2022, the Company received all of the membership interests of Apex for consideration consisting of an initial purchase price of $55.0 million in cash, up to $45.0 million in shares of our Class A common stock that may be earned if Apex achieved certain profitability targets for the fourth quarter of 2022, and up to an additional $100.0 million in shares of our Class A common stock depending on Apex’s achievement of certain financial targets through 2025. The actual achievement of the fourth quarter 2022 profitability growth target resulted in $9.1 million Class A common stock issuable to AFS.
3.Transaction Accounting Adjustments to Pro Forma Condensed Combined Statement of Operations
Explanations of the transaction accounting adjustments to the pro forma balance sheet are as follows:
(AA) Represents post-Acquisition pro forma expense adjustment associated with the Company and Apex’s non-cash compensation. We did not acquire all of the employees of Apex crypto and the individuals that were employees of Apex received restricted stock units upon consummation of the Acquisition resulting in a net decrease in stock compensation. The pro forma expense adjustment is based on the March 31, 2023 closing price of Class A common stock of $1.72 per share, which was the last trading day immediately prior to the Acquisition.
(BB) Represents adjustments to incorporate estimated additional tangible and intangible assets depreciation and amortization for the step-up basis from purchase price accounting at the closing of the Acquisition. This pro forma adjustment has been proposed assuming the Acquisition happened on January 1, 2022. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the pro forma change in amortization expenses:

($ in millions)	Expected Useful Life (Years)	Fair Value	Amortization Expense for the Three Months Ended March 31, 2023
Customer Relationships	10.0	10.2	0.3
Developed Technology	5.0	5.6	0.3
Total		$15.8	$0.6
Less: Historical amortization expenses			(0.1)
Pro forma adjustments to amortization expenses			$0.5
(CC) Reversal of Apex’s income tax expense to reflect the Company’s full valuation allowance.

(DD) Represents the impact of the change in the Company’s non-controlling ownership percentage as if the issuance of 6,140,611 shares of Class A Common Stock, described below, had occurred on January 1, 2022, as well as the impact of Transaction Accounting Adjustments on Noncontrolling Interest.
4.Pro Forma Earnings Per Share Information
As a result of the Acquisition, both the pro forma basic and diluted weighted average shares outstanding are inclusive of an additional 6,140,611 shares of Class A Common Stock issued for Apex’s achievement of certain profitability targets for the fourth quarter of 2022. The per share calculation does not give effect to the issuance of additional contingent consideration shares as the future targets are currently not expected to be met.

(in millions, except per share data)	Nine Months Ended September 30, 2023
Net loss attributable to Bakkt Holdings, Inc.	$(48.9)
Weighted average shares outstanding (basic)	89.8
Loss per share (basic)	$(0.55)
Weighted average shares outstanding (diluted)	89.8
Loss per share (diluted)	$(0.55)
Earnings per share exclude potential common shares that would be anti-dilutive to pro forma EPS, including (i) 13.0 million restricted stock units and performance stock units, (ii) 7.1 million public warrants, (iii) 0.2 million participation units, (iv) 0.8 million private placement warrants, (v) 2.1 Bakkt Holdings, LLC (“Opco”) incentive units, and (vi) 181.1 million Opco common units that are exchangeable (together with the cancellation of an equal number of shares of voting, non-economic Class V Common Stock) into Class A Common Stock.